CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated August 24, 2009, accompanying the financial statements of Utility Income Portfolio, Series 22 (included in Van Kampen Unit Trusts, Series 668) as of April 30, 2009, and for the period from May 15, 2007 (Initial Date of Deposit) through April 30, 2008 and for the year ended April 30, 2009 and the financial highlights for the period from May 15, 2007 (Initial Date of Deposit) through April 30, 2008 and for the year ended April 30, 2009, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-141643) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/  GRANT THORNTON LLP

New York, New York
August 24, 2009